Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Will Delay Filing its Second Quarter Form 10-Q
Company Seeks To Address Liquidity Issues;
Expects To Record Significant Impairment Charges

     New York, August 9, 2007 — Tarragon Corporation (NASDAQ: TARR) today announced that the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 will be delayed beyond the Securities and Exchange Commission’s filing deadline of August 9, 2007 in order to provide additional time for Tarragon to finalize its evaluation of property impairment charges and other write-downs necessitated by the recent decision to sell certain properties under current adverse market conditions. Tarragon currently expects to record impairment charges in excess of $125 million.
     Tarragon is currently experiencing liquidity issues caused by the sudden and rapid deterioration in the real estate credit markets. This has resulted in Tarragon being unable to complete approximately $50 million in financing transactions that had been under negotiation and were expected to close in August 2007.

     Tarragon’s business has been adversely affected by the continuing and accelerated deterioration of the homebuilding industry in the markets in which Tarragon operates, and in the Florida market in particular. These conditions have led to declines in new home sales, increased use of sales discounts and other incentives and increased interest and other carrying costs, and have adversely affected Tarragon’s gross margins from homebuilding sales as well as its overall liquidity situation. Tarragon has also incurred additional lease-up and debt service costs associated with apartment properties that had been targeted for conversion into condominiums but that it subsequently decided to operate as rental properties.
     These factors, combined with the inability to obtain anticipated loan modifications and additional financing, have materially affected Tarragon’s liquidity, including the ability to repay existing indebtedness as it becomes due and meet other current obligations, and raise doubt about Tarragon’s ability to continue as a going concern. In addition, Tarragon currently is not in compliance with a financial covenant contained in its existing subordinated debt and, after the property impairment charges and other write-downs discussed above are recorded, Tarragon will not be in compliance with certain net worth maintenance and other financial covenants contained in this and other debt agreements. Tarragon has not made its August 2007 debt service payments as well as certain other vendor payments, and Tarragon is seeking deferral of such payments while it continues to negotiate to obtain debt and/or equity financing. Tarragon also currently owes approximately $37.0 million under its unsecured line of credit with affiliates of William S. Friedman, Tarragon’s chief executive officer and chairman. Tarragon and Mr. Friedman have agreed that no further advances will be made under this credit line.
     Notwithstanding these issues, Tarragon believes that its real estate portfolio and development platform currently have significant equity value in excess of existing indebtedness. Accordingly, Tarragon’s board of directors has formed a special committee of independent directors to evaluate strategic and financial alternatives that may be available to Tarragon and its stakeholders. The special committee is retaining Lazard to act as a financial adviser to Tarragon in evaluating its alternatives. Alternatives to be considered are expected to include all available forms and sources of financing, property sales and other strategic transactions. However, if Tarragon is unable to obtain sufficient liquidity to fund its operations in the near-term, it may be necessary for Tarragon to undertake such other actions as may be appropriate in the light of its current liquidity situation. Tarragon does not intend to comment further publicly with respect to the exploration of strategic and financial alternatives unless a specific transaction or course of action is authorized by its board of directors.
     Tarragon previously filed a preliminary proxy statement with the SEC related to the proposed pro rata, tax-free spin-off of its homebuilding division as an independent, publicly traded company. Due to current market conditions and the related impact on Tarragon’s financial condition, Tarragon has decided to postpone the spin-off of the homebuilding business as it concentrates on addressing its existing financial requirements.
About Tarragon Corporation
Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. Tarragon’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.
Forward-looking Statements
Information in this press release includes “forward-looking statements” made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to statements regarding projected impairment charges, current trends in the markets in which Tarragon operates, the equity value in Tarragon’s real estate portfolio and development platform, Tarragon’s financial condition and short-term liquidity needs and strategic and financial alternatives that may be pursued by, or available to, Tarragon. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, Tarragon’s ability to identify suitable strategic or financial alternatives in the near-term, conditions in the homebuilding industry and residential real estate and mortgage markets, conditions in the financial markets, general economic conditions, interest rates and other risk factors outlined in Tarragon’s SEC reports, including its Annual Report on Form 10-K. Tarragon assumes no responsibility to update forward-looking information contained herein.
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